Exhibit 99.01

GenSpera to Present at ICV Manhattan Investor Conference

SAN ANTONIO, December 8, 2015 – GenSpera, Inc. (OTC/QB: GNSZ), a biotech company developing a novel prodrug therapeutic for the treatment of cancer, announces that President and CEO Craig A. Dionne, Ph.D., will present a corporate overview at ICV Manhattan Investor Conference today, Tuesday, December 8, 2015, at 10:15 a.m. Eastern time. The conference is being held at the Mandarin Oriental Hotel in New York City.

“This has been an exciting time at GenSpera with the presentation late last month of encouraging interim data from our Phase 2 clinical trial evaluating mipsagargin for the treatment of glioblastoma,” said Dr. Dionne. “I look forward to sharing our company overview and recent data with investors attending the ICV conference.”

About ICV

ICV (Investment Community Visibility) hosts events that introduce the chief executive officers of innovative growth companies to members of its investment community, including single family offices, hedge funds, mutual funds, pension funds, foundations, endowments, private equity and venture capital firms. Following company presentations, break-out rooms are available for extended Q&A and private discussions. In addition to company presentations, experts speak to today’s landscape through their participation on topical industry thought leader panels.

About GenSpera

GenSpera, Inc. is developing a novel technology platform that combines a powerful, plant-derived cytotoxin (thapsigargin) with a patented prodrug delivery system that targets the release of drugs within solid tumors without the side effects of chemotherapeutic agents. Mipsagargin, GenSpera’s lead drug candidate, has demonstrated positive data in a Phase 2 clinical trial in patients with hepatocellular carcinoma (liver cancer) and has been granted Orphan Drug designation by the U.S. Food and Drug Administration (FDA) in this indication. Mipsagargin is being evaluated in a Phase 2 clinical trial for glioblastoma multiforme (brain cancer) and has demonstrated highly encouraging interim data in this ongoing trial.

For additional information on GenSpera, visit www.genspera.com and connect on Twitter, LinkedIn, Facebook, YouTube and Google+.

Investor Contacts:

LHA

Jody Cain, jcain@lhai.com

Sal Diaz, sdiaz@lhai.com

310-691-7100

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